Exhibit 99.1

Bitcoin Shop Makes Strategic Investment in Coin Outlet

Arlington, VA – (Marketwired – October 2, 2014) – Bitcoin Shop, Inc. (OTCQB: BTCS) (“Bitcoin Shop” or the “Company”), an operator of the digital currency ecommerce marketplace www.bitcoinshop.us which is undertaking the build-out of a universal digital currency ecosystem that leverages its ecommerce platform as an on-ramp, today announced a strategic investment in Coin Outlet, Inc. (“Coin Outlet”) which plans to establish and operate a worldwide bitcoin ‘ATM’ kiosk network.

Bitcoin Shop CEO Charles Allen commented, “The bitcoin ecosystem is comprised of a few key areas, mining, wallets, exchanges, payment processors and ATMs/financial services.  Over this past year we have made several investments and partnerships throughout these key segments of the industry in an effort to lay the foundation for our universal digital currency ecosystem.  Today we are pleased to announce our investment in, and partnership with Coin Outlet.  Their ATMs should allow consumers to exchange fiat currency for bitcoins through one fundamental and easy-to-use transaction.  Additionally, with the help of Coin Outlet we plan to leverage their ATM network as another on-ramp to our planned universal digital currency ecosystem.”

Coin Outlet recently partnered with Locant Services (“Locant”) who holds the exclusive rights to locate equipment such as bitcoin ATMs at over 100,000 high traffic locations across the United States.  Initially, Coin Outlet kiosks are planned to be located in Los Angeles, Chicago, Dallas, Boston, San Diego, and Berkeley, before expanding nationwide.  The first 30 kiosks are anticipated to be installed in the U.S. by the end of this year.

Eric Grill, Chief Executive Officer of Coin Outlet, commented, “I want to thank Bitcoin Shop for its investment, advice, guidance and support in consummating this partnership.  Together we are focused on driving bitcoin and digital currency adoption through a systematic roll out of ATMs across key cities from coast to coast.  The investment from Bitcoin Shop and partnership with Locant encompasses the perfect collaboration of resources, technology, and prime locations.”

Bitcoin Shop has made an initial investment of $50,000 with the option to invest $100,000 on or before January 15, 2015 through the exercise of a warrant received in the transaction.  Additionally, Bitcoin Shop received the option to exchange 3.5 million shares of its newly issued equity for 75,448 shares from Eric Grill, Coin Outlet’s founder.  If both the Option and the Warrant were to be exercised in full today the Company would own (inclusive of its common equity ownership) 9.8% of Coin Outlet’s outstanding equity.

About Coin Outlet Inc.:
Coin Outlet is a rapidly growing startup that manufactures AML / KYC compliant Bitcoin Kiosks (similar to an ATM) with two-way transaction via a recycler and secure fulfillment services with bank grade security.  It plans to provide a convenient means for the general public to safely buy and sell bitcoins with cash.  More information about Coin Outlet can be found at the company’s website here: www.coinoutletatm.com

About Bitcoin Shop, Inc.:
Bitcoin Shop, Inc. plans to build a universal digital currency platform with the goal of enabling users to engage in the digital currency ecosystem through one point of access.  We currently operate an ecommerce website (www.bitcoinshop.us) where consumers can purchase products using digital currency such as bitcoin, litecoin and dogecoin, by searching through a selection of over 400 categories and over 140,000 items.  All ecommerce customer orders are fulfilled by third party vendors.  We plan to use our ecommerce platform as a customer on-ramp for a broader digital currency platform.  We have been actively partnering with strategic digital currency companies who have technologies, services or products that are complementary to our business strategy by making investments in them and integrating with them.

Digital currencies use peer-to-peer networks to facilitate instant payments.  They are categorized as cryptocurrencies, as they use cryptography as a security measure.  Digital currency issuances and transactions are carried out collectively by the network, with no central authority, and allow users to make verified transfers.

Forward Looking Statements:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its digital currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Primary Contact:
Valter Pinto
Capital Markets Group, LLC
(914) 669-0222 or (212) 398-3486
valter@capmarketsgroup.com

Investor Relations:
Jon Cunningham
RedChip Companies, Inc.
(800) 733 2447 ext 107
jon@redchip.com

Media Contact:
Xenia von Wedel
Transform Public Relations
(415) 595-2030 (direct)
BitcoinShop@transform.pr